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                                                                    Exhibit 5(a)
                                                                       ---------

                                        July 11, 2000


The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio  44667

         Re: Registration of 28,325,280 shares of Common Stock, without par value, of The J. M. Smucker Company
                -----------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for The J. M. Smucker Company ("SMUCKER"), an Ohio corporation, and its wholly owned subsidiary, JMS-Ohio, Inc. ("JMS-OHIO"), an Ohio corporation, in connection with the Agreement of Merger (the "AGREEMENT OF MERGER") to be entered into by and between Smucker and JMS-Ohio. The Agreement of Merger provides for the merger of JMS-Ohio with and into Smucker (the "MERGER") and, incident thereto, the conversion of each non-electing Class A common share, without par value, and Class B common share, without par value, of Smucker outstanding immediately prior to the Merger into one share of a newly created class of common shares, without par value, of Smucker (the "NEW COMMON SHARES").


         In our capacity as counsel to Smucker and JMS-Ohio, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, but subject to the assumptions and qualifications set forth below, we are of the opinion that:

         The New Common Shares to be issued upon consummation of the Merger will be duly authorized and, upon the filings intended to effect the Merger in accordance with the Agreement of Merger and the laws of the State of Ohio, will be validly issued, fully paid and nonassessable.

         This opinion is subject to the following assumptions: (a) that the Merger will be approved by the shareholders of both Smucker and JMS-Ohio, (b) that, as of the Effective Time (as defined in the Agreement of Merger), the articles of incorporation of Smucker will be as set forth in the Amended Articles of Incorporation of Smucker that appear as Annex D to the proxy statement/prospectus constituting a part of the Registration Statement referenced below (the "AMENDED ARTICLES OF INCORPORATION"), (c) that Smucker will not authorize, issue or reserve for issuance a number of New Common Shares that, when added to the number of New Common Shares that are subject to this opinion, would exceed the maximum number of New Common Shares authorized for issuance pursuant to the Amended Articles of Incorporation and (d) the Class A common shares and Class B common shares from which the New Common Shares will be converted are validly issued, fully paid and nonassessable.
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         We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement on Form S-4 filed by Smucker to effect the registration of the New Common Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the proxy statement/prospectus constituting a part of such Registration Statement.

                                             Very truly yours,



                                             /s/ Jones, Day, Reavis & Pogue